SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

	Filed by the Registrant	[X]
	Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

Fidelity Contrafund
(Name of Registrant as Specified In Its Charter)

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(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4) Proposed maximum aggregate value of transaction:
(5) Total Fee Paid:
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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IMPORTANT

SHAREHOLDER UPDATE

Fidelity® Advisor New Insights Fund

URGENT PROXY VOTING REQUEST

A few weeks ago we mailed you proxy information to enable you to vote on an important proposal that affects the fund and your investment. This information describes the proposal and asks for your vote on this important issue.

Your vote is important, no matter how large or small your holdings may be.

We are writing to remind you that your participation is extremely important. Until we receive a sufficient number of votes, the Special Meeting of Shareholders scheduled for June 20, 2007 cannot be held. If you do not plan to cast your vote at the meeting on June 20, 2007, please indicate your vote on the enclosed proxy card(s). Shareholders who hold more than one account in the fund will receive a separate card for each account and should vote each card.

Voting is quick and easy. Please vote now using one of these options:

1. Vote By Touch-Tone Phone 1-888-221-0697
Please call the toll-free number printed on your proxy card(s) and follow the recorded instructions. The service is available 7 days a week, 24 hours a day.

2. Vote by Internet
Please visit www.proxyweb.com/proxy and follow the online instructions.

3. Vote by Mail
Please mail your signed proxy card(s) in the postage-paid envelope.

PLEASE VOTE YOUR PROXY NOW

Please note, D.F. King & Co., Inc. may be utilized to solicit shareholder votes by telephone on behalf of the fund and classes. The fund may also arrange to have votes recorded by telephone. In the event that you receive a telephone call from a D.F. King & Co., Inc. representative, you may be asked to verify the last 4 digits of your Social Security Number or Tax Identification Number for identification verification.

If you have already voted, thank you for your response. If you have any further questions or would like to receive another copy of the proxy statement, please call Fidelity 1-877-208-0098. We appreciate your immediate attention. Thank you.

Important information to help you understand and vote on the proposal

Please read the full text of the proxy statement. Below is a brief overview of the proposal to be voted upon. Your vote is important. We appreciate you placing your trust in Fidelity and look forward to helping you achieve your financial goals.

What proposal am I being asked to vote on?

You are being asked to vote on the following proposal:

1. To approve an amended management contract that includes adding a performance adjustment component to the fund's management fee and giving the Trustees the authority to change the fund's performance adjustment index going forward, without a shareholder vote, subject to applicable law.

Q. What is a Performance Adjustment and how does it affect the management fee?

A. The performance adjustment component (the Performance Adjustment) is a positive or negative dollar amount that is applied based on the fund's performance and assets for the most recent 36 months. If the fund outperforms its comparative index over 36 months, FMR receives a positive Performance Adjustment, which increases the management fee. If the fund underperforms its index, FMR's management fee is reduced by a negative Performance Adjustment.

The upward or downward adjustments are made depending on whether, and to what extent, the fund's investment performance over the most recent 36-month period exceeds, or is exceeded by, the record of its benchmark index over the same period. The performance comparison and fee is assessed on a monthly basis. The exact details of the calculation can be found in the proxy statement, and if shareholders approve the proposals, this information will appear in the fund's Statement of Additional Information (SAI).

Q. What is the standard performance fee calculation?

A. The Performance Adjustment is based on the trailing 36-month returns of Institutional Class of the fund vs. a stated benchmark. If the proposal is approved, FMR intends to use the Standard & Poor's 500SM Index , the fund's current benchmark index, for calculating the performance adjustment. The standard performance adjustment rate is ± 2 basis points (annualized) for each percentage point of outperformance or underperformance. For example, if the fund outperformed its index by 2 percentage points, the performance adjustment rate would be +4 basis points (2 basis points multiplied by 2). The resulting bps rate is applied to average net assets for the 36-month performance period to arrive at an annualized dollar amount. The maximum adjustment rate is ± 0.20% or 20 basis points of the fund's average net assets over the 36-month performance period. Therefore, the Performance Adjustment is effectively capped at ± 10% of over/under-performance versus the benchmark over the performance period.

Q. When will the Performance Adjustment go into effect?

A. The performance period will begin on the first of the month following shareholder approval. However, there will not be a Performance Adjustment until the twelfth month after shareholder approval. The first Performance Adjustment will be based on the prior 12 months of performance relative to the fund's index. Each month after that, another month's performance will be included in the calculation until the 36-month performance period is reached. After that time, the Performance Adjustment will be based on the most recent 36 months.

Q. Why is the fund proposing to adopt an amended management contract that includes adding a Performance Adjustment to the management fee that FMR receives?

A. FMR and the funds' Board of Trustees believe that adding a Performance Adjustment to the management fee will help to more closely align the interests of shareholders of the fund with those of the investment adviser. The amended contract would add a Performance Adjustment to the management fee that would reward FMR by increasing the management fees when the fund outperforms its benchmark and would penalize FMR by decreasing the management fees when the fund underperforms the benchmark index.

Q. Will a Performance Adjustment increase or decrease the fund's management fee?

A. Because the addition of the Performance Adjustment will be implemented prospectively, the future impact on the management fees will depend on the fund's future performance relative to its index.

Q. Why will the fund's amended contract also authorize the Trustees to change the performance adjustment index in the future without a shareholder vote?

A. The amended management contract would allow the Trustees to designate an alternative appropriate index for purposes of calculating the fund's Performance Adjustment without a shareholder vote, provided the Investment Company Act of 1940 and the Investment Advisers Act of 1940 (the Acts) permit them to do so. Currently, the Acts do not permit the Board to make such a change, and SEC approval would be required to do so. However, if future changes to the Acts or SEC positions allow this flexibility, the Trustees would be permitted to change that index without a shareholder vote. For example, if the index provider discontinued the performance adjustment index, the amended contract would give the Trustees the ability to change the fund's performance adjustment index without the delay and expense of having to first conduct a proxy solicitation.

Q. Has the fund's Board of Trustees approved the proposal?

A. Yes. The Board of Trustees has unanimously approved the proposal and recommends that you vote to approve it.

Q. What is the affiliation of the Board and Fidelity?

A. The Board consists of 11 individuals. The purpose of the Board is to ensure that the shareholders' best interests are protected in the operation of a mutual fund. There are two "interested" trustees and nine "Independent" trustees. Trustees are determined to be "interested" by virtue of, among other things, their affiliation with the funds, trust, or various other entities under common control with Fidelity Management & Research Co. (FMR). Interested Trustees are compensated by FMR. Independent Trustees have no affiliation with FMR and are compensated by each individual fund.

Q. What role does the Board play?

A. The Trustees serve as the fund shareholders' representatives. Members of the Board are fiduciaries and have an obligation to serve the best interests of shareholders, including approving policy changes. In addition, the Trustees review fund performance, oversee fund activities, and review contractual arrangements with companies that provide services to the funds.

Q. Who is D.F. King & Co., Inc.?

A. D.F. King is a third party proxy vendor that Fidelity hires to call shareholders and record proxy votes. In order to hold a shareholder meeting, quorum must be reached - which is a majority of the shares entitled to vote in person or by proxy at the shareholder meeting. If quorum is not attained, the meeting must adjourn to a future date. Fidelity attempts to reach shareholders via multiple mailings to remind them to cast their vote. As the meeting approaches, phone calls may be made to clients who have not yet voted their shares so that the shareholder meeting does not have to be postponed.

Voting your shares immediately will help minimize additional solicitation expenses and prevent the need to make a call to you to solicit your vote.

Q. How many votes am I entitled to cast?

A. As a shareholder, you are entitled to one vote for each dollar of net asset value you own of each of the funds on the record date. The record date is April 23, 2007.

Q. How do I vote my shares?

A. You can vote your shares by completing and signing the enclosed proxy card(s) and mailing it in the enclosed postage-paid envelope. You may also vote by touch-tone telephone by calling the toll-free number printed on your proxy card(s) and following the recorded instructions. In addition, you may vote through the internet by visiting www.proxyweb.com/proxy and following the on-line instructions. If you need any assistance, or have any questions regarding the proposals or how to vote your shares, please call Fidelity at 1-877-208-0098.

Q. How do I sign the proxy card?

A. Individual Accounts: Shareholders should sign exactly as their names appear on the account registration shown on the card.

Joint Accounts: Either owner may sign, but the name of the person signing should conform exactly to a name shown in the registration.

All Other Accounts: The person signing must indicate his or her capacity. For example, a trustee for a trust or other entity should sign, "Ann B. Collins, Trustee."